September 5, 2014                                                                                                                     Exhibit 10.1

WesBanco, Inc.

1 Bank Plaza

Wheeling, WV  26003

Attention:  Mr. Todd F. Clossin, CEO and President

Re:           $25,000,000 Committed Line of Credit

Dear Mr. Clossin:

We are pleased to inform you that PNC Bank, National Association (the “Bank”), has approved your request for a committed line of credit to WesBanco, Inc. (the “Borrower”).  We look forward to this opportunity to help you meet the financing needs of your business.  All the details regarding your line of credit are outlined in the following sections of this letter.

1. Facility and Use of Proceeds.  This is a committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this letter, will make advances to the Borrower from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $25,000,000.00 (the “Line of Credit”).  The “Expiration Date” means September 4, 2015, or such later date as may be designated by the Bank by written notice to the Borrower.  Advances under the Line of Credit will be used for general business purposes of the Borrower.  The Borrower may elect once at its option (the “Conversion Option”), by providing the Bank irrevocable written notice at least five (5) days prior to the Expiration Date (such date on which the Borrower gives such notice under the Conversion Option is referred to as the “Conversion Date”), to convert all or a portion of the outstanding principal amount under the Line of Credit (such outstanding principal amount to be converted, is referred to as the “Conversion Amount”) into a term loan (the “Term Loan” and collectively with the Line of Credit, the “Loan”); provided that such Term Loan shall (a) constitute a “Loan” hereunder and shall be evidenced by the Note (as defined below), (b) be in a principal amount equal to at least $1,000,000 (or in multiple integrals of $1,000,000 in excess thereof) and (c) be repaid in consecutive monthly installments over two (2) years following the Conversion Date based on a four (4) year amortization with a balloon payment of all outstanding principal and interest on the second anniversary of the Conversion Date, as set forth in the Note.  In the event the Borrower exercises the Conversion Option, the maximum principal amount available to be borrowed under the Line of Credit will be permanently reduced by the Conversion Amount.  For avoidance of doubt, as principal is repaid on the Term Loan it may not be re-borrowed.  The maximum aggregate principal amount outstanding on the Loan shall not exceed $25,000,000 at any time.

2. Note.  The obligation of the Borrower to repay advances under the Line of Credit (including any advances converted to a Term Loan) shall be evidenced by a promissory note (the “Note”) in form and content satisfactory to the Bank.

This letter (the “Letter Agreement”), the Note and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.”  Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.

The Loan will be cross-collateralized and cross-defaulted with all other present and future obligations of the Borrower to the Bank.

3. Interest Rate.  Interest on the unpaid balance of the Line of Credit advances will be charged at the rates, and be payable on the dates and times, set forth in the Note.

4. Repayment; Prepayment and Reduction of Line of Credit.  Subject to the terms and conditions of this Letter Agreement, the Borrower may borrow, repay and reborrow under the Line of Credit until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable.  Interest will be due and payable as set forth in the Note, and will be computed on the basis of a year of 360 days and paid on the actual number of days that principal is outstanding.

The Borrower shall have the right, at its election, to prepay the outstanding amount of the Loan, as a whole or in part (which in the case of partial prepayments, shall be in a minimum amount equal to $1,000,000 or multiple integrals thereof), at any time without penalty or premium; provided, that any full or partial prepayment of any Loans bearing interest at LIBOR made on a day other than the last day of the LIBOR Interest Period relating thereto shall be subject to the payment of additional costs described in Section 9 of the Note and shall be accompanied by the payment of accrued interest on the principal amount prepaid to the date of prepayment.

The Borrower shall have the right, at its election, to terminate in whole or reduce in part the unused portion of the Line of Credit, at any time; provided, that each partial reduction shall be in minimum amounts of $1,000,000 or a multiple integral thereof.

5. Covenants.  Unless compliance is waived in writing by the Bank, until payment in full of the Loan and termination of the commitment for the Line of Credit:

(a) The Borrower will promptly submit to the Bank such information as the Bank may reasonably request relating to the business, affairs, assets and liabilities of the Borrower and/or its Subsidiaries (including but not limited to Financial Statements (as hereinafter defined)) and/or any security for the Loan.

(b) The Borrower will not make or permit any change in (i) its name, (ii) its form of organization, (iii) the nature of its business as carried on as of the date of this Letter Agreement; or (iv) its Chief Executive Officer or Chief Financial Officer.

(c) The Borrower will provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto):  (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, (ii) any material litigation filed by or against the Borrower, or a material investigation of, or material restrictions imposed on, the Borrower by any governmental authority, or receipt of notice from any governmental authority concerning the expiration without renewal, termination, material modification or suspension of any authorization required to hold or operate its or any of its subsidiaries' businesses, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in the Employee Retirement Income Security Act of 1974, as amended from time to time, “ERISA”) or (iv) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower.

(d) The Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated; and shall, upon the reasonable request of the Bank provide the Bank with evidence of such insurance.

(e) The Borrower will maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency.

(f) The Borrower will comply with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

(g) The Borrower will, and will cause each Financial Institution Subsidiary (as defined herein) to, comply with the financial and other covenants included in Exhibit A hereto.

6. Representations and Warranties.  To induce the Bank to extend the Loan and upon the making of each advance to the Borrower under the Line of Credit, the Borrower represents and warrants as follows:

(a) The Borrower has delivered or caused to be delivered to the Bank its most recent balance sheet, income statement and statement of cash flows (as applicable, the “Historical Financial Statements”).  The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower’s operations for the period specified therein.  The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank in its sole discretion.

(b) Since the date of the most recent Financial Statements (as hereinafter defined), the Borrower has not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.

(c) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower, which could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a material adverse change, other than as listed on Exhibit B hereto.

(d) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

(e) The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.

(f) The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(g) There does not exist any default or violation by the Borrower of or under any of the terms, conditions or obligations of:  (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

(h) The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements, and (iii) those liens or encumbrances, if any, specified on Exhibit B hereto.

(i) Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of ERISA, including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

(j) The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores collateral, if any, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  Except as otherwise disclosed on Exhibit B, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower.  No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law.  As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority  concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

(k) No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

(l) As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.

(m) None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading.  There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

7. Fees.

(a) Closing Fee.  On the date of the Note, the Borrower shall pay to the Bank a fee of $50,000 (the “Closing Fee”).  Such fee shall be deemed fully earned as of the date of the Note and shall be non-refundable in whole or in part.

(b) Unused Fee.  The Borrower agrees to pay to the Bank on the last day of each fiscal quarter in arrears, commencing on September 30, 2014 and on the Expiration Date, an unused commitment fee (an “Unused Fee”) at a rate per annum equal to 0.20%. (calculated based on the actual number of days elapsed over a year of 360 days) from time to time in effect on the average daily amount of the Unused Line of Credit (as defined herein) during such fiscal quarter.  The “Unused Line of Credit” shall mean, at any particular time, an amount equal to the excess of the maximum principal amount available for borrowing under the Line of Credit (as s reduced by the Conversion Amount pursuant to Section 1 above) over the unpaid principal amount of the advances under the Line of Credit outstanding hereunder at such time.  For the avoidance of doubt, any outstanding Term Loan shall not constitute an outstanding advance under the Line of Credit.

8. Expenses.  The Borrower agrees to reimburse the Bank, upon execution of this Letter Agreement and otherwise on demand, for the Bank’s out-of-pocket expenses incurred or to be incurred at any time in conducting UCC, title and other public record searches, and in filing and recording documents in the public records to perfect the Bank’s liens and security interests and all of the Bank's expenses (including the reasonable fees and expenses of the Bank's outside and in-house counsel) in connection with any amendments, modifications or renewals of the Loan, and in connection with the collection of all of the Borrower’s obligations to the Bank, including but not limited to enforcement actions relating to the Loan, whether through judicial proceedings or otherwise; provided, however, the Borrower shall not be obligated to reimburse the Bank for the foregoing expenses or the Bank’s expenses (including the reasonable fees and expenses of the Bank’s outside and in-house counsel) in documenting and closing this transaction.

9. Conditions.

(a) Conditions to Initial Advance.  The Bank’s obligation to make the initial advance under the Loan is subject to the conditions that as of the date of such initial advance:

(i) All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower of this Letter Agreement and the other Loan Documents shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the Bank;

(ii) The Bank shall have received copies, certified by a duly authorized officer of the Borrower to be true and complete, of the certificate or articles of incorporation and by-laws of the Borrower;

(iii) The Bank shall have received from the Borrower an incumbency certificate signed by a duly authorized officer of the Borrower, and giving the name and bearing the specimen signature of each individual who shall be authorized, in the name and on behalf of the Borrower (x) to sign each of the Loan Documents, (y) to make requests for advances and (z) to give notices and to take other action on its behalf under the Loan Documents;

(iv) The Bank shall have received from the Borrower verification of the Borrower's good standing in the State of West Virginia;

(v) The Bank shall have received a duly executed certificate of the chief financial officer or treasurer of the Borrower certifying that, after giving effect to the transactions contemplated by the Loan Documents, (x) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (y) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (z) the Borrower will not have unreasonably small capital for the business in which it is engaged;

(vi) The Bank shall have received a certificate of an authorized officer of the Borrower certifying that the conditions set forth in Section 9(b)(i) and (ii) hereof have been satisfied;

(vii) The Borrower shall execute and deliver to the Bank, the Note, this Agreement, each other required Loan Document and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority, each of which shall be in full force and effect and in form and substance satisfactory to the Bank;

(viii) The Borrower shall have paid to the Bank all fees and expenses required to be paid hereunder or under any of the other Loan Documents;

(ix) The Bank shall be reasonably satisfied as to the amount and nature of all tax, ERISA, employee retirement benefit and other contingent liabilities to which the Borrower may be subject, and

(x) The Bank shall have received an opinion of counsel to the Borrower addressing such matters relating to the Borrower and this transaction as the Bank may reasonably request.

(b) Conditions to All Advances.  The Bank’s obligation to make any advance under the Loan is subject to the conditions that as of the date of such advance:

(i) Each of the representations and warranties of the Borrower contained in this Letter Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Letter Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such advance;

(ii) No Event of Default or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing; and

(iii) No material adverse change shall have occurred in the business, properties, assets, operations, condition (financial or otherwise), results of operations or prospects of the Borrower.

(iv) No change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Bank, would make it illegal or against the policy of any governmental agency or authority for the Bank to make the advance or loan requested.

10. Additional Provisions.  The Bank will not be obligated to make any advance under the Line of Credit if any Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.

Prior to execution of the final Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to the Borrower, any collateral for the Loan or any other person or entity connected in any way with the Loan, or if the Borrower fails to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.

This Letter Agreement is governed by the laws of the Commonwealth of Pennsylvania.  No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrower concerning the Loan, and shall replace all prior understandings, statements, negotiations and written materials relating to the Loan.

The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of proceeds of the Loan.

THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.

To accept these terms, please sign the enclosed copy of this Letter Agreement as set forth below and the Loan Documents and return them to the Bank by September 5, 2014, or this Letter Agreement may be terminated at the Bank’s option without liability or further obligation of the Bank.

Thank you for giving PNC Bank this opportunity to work with your business.  We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:    __/s/ Courtney Wendel______________
Title:__Associate_______________________

ACCEPTANCE

With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 5th day of September, 2014.

         BORROWER:

WITNESS / ATTEST:	WESBANCO, INC.

/s/ Linda M. Woodfin                                                                           By:          /s/ Todd F. Clossin
Print Name: Linda M. Woodfin                                                                Print Name: Todd F. Clossin
Title: Secretary                                                                          Title:                      President

EXHIBIT A
TO LETTER AGREEMENT
DATED SEPTEMBER 5, 2014
WESBANCO, INC.

A.           FINANCIAL REPORTING COVENANTS:

The Borrower will deliver to the Bank:

(1)           Financial Statements for its fiscal year, within ninety (90) days after each fiscal year end, audited and certified without qualification, prepared on a consolidated basis by an independent certified public accounting firm of nationally recognized standing acceptable to the Bank, together with the report of such certified public accounting firm; provided, however, the Borrower shall be deemed to have complied with this Section A(1) if within ninety (90) days after the end of each of its fiscal years, the Borrower has filed with the Securities and Exchange Commission a copy of the Borrower's annual report and Form 10-K and delivered the same to the Bank as filed with the Securities and Exchange Commission, and the Financial Statements and certification of public accountants contained therein meet the requirements set forth  in this Section A(1).

(2)           Financial Statements for each of the Borrower’s fiscal quarters (including the last fiscal quarter) within sixty (60) days after the end of such fiscal quarter, together with year-to-date and comparative figures for the corresponding periods of the prior year, certified as true and correct by Borrower’s senior financial officer; provided, however, the Borrower shall be deemed to have complied with this Section A(2) if within sixty (60) days after the end of each of its fiscal quarters, the Borrower filed with the Securities and Exchange Commission a copy of the Borrower's Form 10-Q and delivered the same to the Bank, and the Financial Statements contained therein meet the requirements set forth  in this Section A(2).

(3)           With each delivery of Financial Statements (a) a certificate of the Borrower’s senior financial officer  as to the Borrower’s compliance with the financial covenants set forth below, if any, for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take and (b) duly executed copies of the Borrower’s then current FR Report-Y-9C and FR Report Y-9LP, and a duly executed copy of the then current Call Report for each Financial Institution Subsidiary.

(4)           Promptly after the filing thereof, true and correct copies of each Form 10-K, Form 10-Q and Form 8-K filed by or on behalf of the Borrower and each Subsidiary thereof with the Securities and Exchange Commission.

“Financial Statements” means the consolidated balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time (“GAAP”) applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).

B.           FINANCIAL COVENANTS:

(1)           The Borrower will maintain on a consolidated basis at all times, tested quarterly on a rolling four quarter basis commencing with the fiscal quarter ending September 30, 2014, a Return on Average Assets of at least 0.70%.

(2)           The Borrower and Borrower’s Financial Institution Subsidiaries will maintain at all times, on a consolidated basis, (i) Total Risk-Based Capital Ratio, (ii) Tier 1 Risk-Based Capital Ratio and (iii) Tier 1 Leverage Ratio, each as determined in accordance with then current regulations established by any governmental authority having supervisory authority over the Borrower and each of the Borrower's Financial Institution Subsidiaries, at levels considered "well capitalized" (as defined by such governmental authority) and in no event shall such ratios maintained by the Borrower and the Borrower's Financial Institution Subsidiaries, on a consolidated basis be:

(a)	In the case of the Total Risk Based Capital Ratio, less than 12.00%;

(b)	In the case of the Tier 1 Risk-Based Capital Ratio, less than 10.00%; and

               (c) In the case of the Tier 1 Leverage Ratio, less than 7.00%.

(3)           The Borrower and Borrower's Financial Institution Subsidiaries shall maintain at all times, an Adjusted Texas Ratio of not more than 25%.

(4)           The Borrower will maintain, at all times, Unencumbered Cash and Marketable Securities in an amount not less than $12,000,000.00.

As used herein:

“Adjusted Texas Ratio” means the ratio (expressed as a percentage rounded to two decimal places) of (a) Non-Performing Assets to (b) (i) the aggregate amount of total equity capital of the Borrower, each Financial Institution Subsidiary and its subsidiaries, on a consolidated basis, as at the date of determination, plus (ii) the Loan and Lease Allowance as at the date of determination minus (iii) the aggregate amount of all goodwill and other intangible assets of the Borrower, each Financial Institution Subsidiary and its subsidiaries, on a consolidated basis, as at the date of determination.

"Call Report" means, for the Borrower and Borrower's Financial Institution Subsidiaries, on a consolidated basis, the "Consolidated Reports of Conditions and Income" (FFEIC Form 031 or Form 041), or any successor form promulgated by the FFIEC.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“FFIEC” means the Federal Financial Institutions Examination Council, or any successor thereto.

“Financial Institution Subsidiary” means WesBanco Bank, Inc. and each other banking subsidiary of the Borrower, whether existing or hereafter formed or acquired, that is a regulated financial institution.

“FRB” means the Board of Governors of Federal Reserve System, or any agency succeeding to any of its principal functions.

“Governmental Guaranty” means any guaranty or other agreement by which (a) the FDIC or FRB agrees to indemnify the Borrower or a Financial Institution Subsidiary, or any of its subsidiaries, for any loss related to any asset of the Borrower, such Financial Institution Subsidiary or such subsidiary, from the FDIC, and (b) any agency not described in clause (a) of the federal  government of the United States of America which agrees to indemnify the Borrower, a Financial Institution Subsidiary, or any of its subsidiaries for any loss related to any asset of the Borrower, such Financial Institution Subsidiary or any of its subsidiaries and which indemnity is backed by the full faith and credit of the federal government of the United States of America.

“Loan and Lease Allowance” means, as of any date of determination, as determined on a consolidated basis for the Borrower, each Financial Institution Subsidiary and its subsidiaries and in accordance with GAAP, the aggregate amount of the allowance for loan and lease losses of the Borrower, each Financial Institution Subsidiary and its subsidiaries, on a consolidated basis, as reported on the Regulatory Capital Schedule of their respective Call Report applicable to such period.

“Non-Performing Assets” means, at any date, as determined on a consolidated basis for the Borrower, each Financial Institution Subsidiary and its subsidiaries and  in accordance with GAAP, the aggregate amount of (a) all non-accrual loans and leases (net of the amount (without duplication) payable to the Borrower, such Financial Institution Subsidiary and/or its subsidiaries with respect to such asset pursuant to any Governmental Guaranty), (b) all loans and/or leases that are ninety (90) days or more past due and that are still accruing interest (net of the amount (without duplication) payable to the Borrower, such Financial Institution Subsidiary and/or its subsidiaries with respect to such asset pursuant to any Governmental Guaranty), (c) all other real estate owned (OREO (as defined by the OCC)) (net of the amount (without duplication) payable to the Borrower, such Financial Institution Subsidiary and/or its subsidiaries with respect to such asset pursuant to any Governmental Guaranty), (d) all loans that were restructured in troubled debt restructurings (net of the amount (without duplication) payable to the Borrower, such Financial Institution Subsidiary and/or its subsidiaries with respect to such asset pursuant to any Governmental Guaranty) and (e) all non-accrual investment securities.

“OCC” means the Office of the Comptroller of the Currency, or any agency succeeding to any of its principal functions.

“Return on Average Assets” means a Return on Average Assets for the Borrower and each of its subsidiaries' current and the three fiscal quarters immediately preceding the current fiscal quarter, as determined by taking the sum of the Return on Average Assets, divided by four (4).

“Unencumbered Cash and Marketable Securities” means the sum of (a) cash of the Borrower not subject to any Lien (as defined below), plus (b) cash of the Borrower on deposit with any subsidiary of the Bank and which is not subject to any Lien (other than Liens in favor of such subsidiary of the Bank securing amounts owed by the Borrower to such subsidiary of the Bank with respect to returned items and standard account charges), plus (c) the market value of all marketable securities not subject to any Lien.

All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments) and shall calculated from the results set forth in the Borrower’s applicable FR Report Y-9C and applicable Call Reports.

C.           NEGATIVE COVENANTS:

(1)           The Borrower will not create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien (“Lien”) or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements; provided, however, that the foregoing restrictions shall not prevent the Borrower from:

(a)           incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

(b)           making pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; or

(c)           granting liens or security interests in favor of the Bank.

(2)           The Borrower will not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except:

(a)           indebtedness to the Bank;

(b)           open account trade debt incurred in the ordinary course of business and not past due; or

(c)           indebtedness  that is expressly subordinated to Borrower's indebtedness to the Bank, pursuant to the terms of a duly executed subordination agreement, in form and substance acceptable to the Bank.

(3)           Except as provided in Section C(4) below, the Borrower will not liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired.

(4)           The Borrower will not, and will not permit any subsidiary thereof to, (a) merge or consolidate with any person, firm, corporation or other entity, or (b) make acquisitions (including without limitation, equity investments and acquisitions of stock or other assets) of all or substantially all of the property or assets of any person, firm, corporation or other entity.  Notwithstanding the foregoing, the Borrower may, or may permit a subsidiary thereof to, (y) merge or consolidate with another person, firm, corporation or other entity or (z) acquire all or substantially all of the property or assets of any person, firm, corporation or other entity (including without limitation equity investments and acquisitions of stock or other assets), provided that, (i)  the Borrower or its subsidiary, as the case may be, is the surviving entity after giving effect to any such merger, acquisition or investment to which it is a party, (ii) the merger, investment and/or acquisition has been consummated in accordance with applicable law and approved by each governmental authority having regulatory powers over the Borrower and its subsidiaries and (iv) no Event of Default or event which with the giving of notice or passage of time shall constitute an Event of Default, shall exist either immediately prior to the date of such merger, acquisition or investment or after giving effect to such merger, acquisition or investment.

(5)           The Borrower will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm, corporation or other entity, except in the ordinary course of business.

(6)           The Borrower will not enter into or carry out any transaction (including purchasing property or services from or selling property or services to any affiliate of the Borrower) unless such transaction is not otherwise prohibited by this Letter Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which are fully disclosed to the Bank, and is in accordance with all applicable law.

EXHIBIT B
TO LETTER AGREEMENT
DATED SEPTEMBER 5, 2014
WESBANCO, INC.

6(h)  Title to Assets. Describe additional liens and encumbrances below:

None.

6(c)  Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below:

None.